March 12, 1997

RE: Establishment of Agency Relationship for the purpose of collecting your accounts where sales were made to members of SuperValu, Inc.

Your company, PCI has been or is requesting to sell merchandise to members of SuperValu, Inc. Under the drop shipment plan; the merchandise will be sold by a PCI sales representative to the various members and delivered directly to the member from your plants, warehouse or other depots without being handled by SuperValu, Inc.

As part of this program, PCI has advised SuperValu as to the details of such sales and SuperValu has collected the amount of the sales price for your accounts. It is the purpose of this letter to formally state the nature of our contract relationship for the purposes of our respective files.

The normal procedure to be followed in respect to drop shipment accounting has been and will be as follows:

     (a) All original invoices are to be mailed to SuperValu once a week, attn. dsd Associate. To: PO Box 2237 Tacoma WA 98401.
     (b) You will accumulate the invoices evidencing the sales to the several members stores which will be mailed to SuperValu with a summary sheet listing the store name, store number, the amount of such invoice, invoice number and the grand total at the bottom of the summary sheet.
     (c) It is definitely understood that this billing arrangement will not change PCI selling prices to our member stores except when there is a market price change.
     (d) SuperValu will undertake to collect the amounts of the invoices forwarded to it from the respective purchasing members and remitted ten
         (10) days from receipt of invoice.
     (e) Terms: Deduct 2% Net 10 days
     (f) A 3% rebate will be paid for all sales when Super Value sales reach $50,000 annually.

It is expressly understood that you will not, under this program be selling any product directly to SuperValu, and that SuperValu does not guarantee any of the accounts of its members. The sole obligation of SuperValu is to make its best efforts to effect the collection of such accounts in conjunction with the sale of merchandise by SuperValu to its respective members. In the event we, under this program, at any time remit to you for any accounts billed to members which prove to be uncollectable, you will, upon being advised, reimburse SuperValu for the amount advanced by SuperValu. PCI will thereafter be free to proceed in a manner to collect your account from the defaulting member.

So that our records will be complete, we respectfully request that you indicate your acceptance hereof where designated on the copy of this letter which is enclosed.

This agreement supersedes all prior agreements, oral or written. All prior agreements shall be null and void. SuperValu retains the right to withdraw from any agreement made with Premium Cigars International at any time upon giving a 30 day written notification.

Sincerely,

Super Value, Inc.

BY: /s/ Steve T. Byrd
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ITS:
Accepted this 8 day of 5, 1997.

COMPANY NAME: Premium Cigars International
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By: Marilyn Pierson
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